UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 27, 2009 (February 26, 2009)
PETROHAWK ENERGY CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	001-33334	86-0876964

(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5600 Houston, Texas		77002

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (832) 204-2700
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On February 26, 2009, Petrohawk Energy Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”), pursuant to which the Company agreed to sell an aggregate of 22,000,000 shares of its common stock, $0.001 par value (the “Common Stock”) to the several underwriters named in the Underwriting Agreement (the “Underwriters”). Pursuant to the Underwriting Agreement, the Company has granted the Underwriters a 30-day option to purchase up to an additional 3,300,000 shares of Common Stock at the public offering price less underwriting discounts and commissions.
     The Company expects that the closing of the transaction under the Underwriting Agreement will occur on or about March 4, 2009, subject to customary closing conditions.
     The net proceeds from the sale of the Common Stock to be sold pursuant to the Underwriting Agreement (assuming no exercise of the underwriters’ option to purchase additional shares) are estimated to be approximately $376.1 million (after deducting underwriting discounts and commissions and estimated expenses).
     A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference. The description of the Underwriting Agreement in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the Underwriting Agreement.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits. The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit No.	Item
1.1	Underwriting Agreement, dated February 26, 2009, between the Company and Barclays Capital Inc., as representative of the several underwriters named therein.
5.1	Opinion of Thompson & Knight LLP as to the validity of the Common Stock.
23.1	Consent of Thompson & Knight LLP (included in exhibit 5.1)

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

PETROHAWK ENERGY CORPORATION
Date: February 27, 2009	By:	/s/ C. Byron Charboneau
C. Byron Charboneau
Vice President - Chief Accounting Officer and Controller

INDEX TO EXHIBITS

Exhibit No.	Item
1.1	Underwriting Agreement, dated February 26, 2009, between the Company and Barclays Capital Inc., as representatives of the several underwriters named therein.
5.1	Opinion of Thompson & Knight LLP as to the validity of the Common Stock.
23.1	Consent of Thompson & Knight LLP (included in exhibit 5.1)